Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-70050, 33-80985, 333-32237 and 333-57754 on Form S-8 and Registration Statement Nos. 33-81792 and 333-117883 on Form S-3 of Aldila, Inc. of our report dated February 12, 2003, relating to the financial statements and financial statement schedule of Aldila, Inc., and our report dated January 24, 2003, relating to the financial statements of Carbon Fiber Technology, LLC (included in Exhibit 99.1), appearing in this Annual Report on Form 10-K of Aldila, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE, LLP

San Diego, California

March 30, 2005